Exhibit 99.1

Oasis Petroleum Appoints Michael Lou Executive Vice President & Chief Financial Officer

Houston, Texas — August 3, 2011 — Oasis Petroleum Inc. (NYSE: OAS) today announced the appointment of Michael Lou as Executive Vice President and Chief Financial Officer. Previously, Mr. Lou served as Senior Vice President Finance for Oasis. In his new role, Mr. Lou will expand his focus on financial strategy and execution and continue as a member of the Oasis senior leadership team.

Announcing Lou’s promotion, CEO Thomas B. Nusz, said, “Michael has made significant contributions to the Company since he joined in 2009. He was instrumental in our highly successful Initial Public Offering and provides invaluable strategic insight as a member of our leadership team.”

Mr. Lou has fourteen years of experience in the oil and gas industry. Prior to joining Oasis, he served as Chief Financial Officer of a private oil and gas company and a Director and Vice President in several top-tier investment banking firms. Mr. Lou holds a Bachelor of Science in Electrical Engineering from Southern Methodist University.

About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit our website at www.oasispetroleum.com.

Contact:
Oasis Petroleum Inc.
Richard Robuck, (281) 404-9600
Director – Investor Relations